Exhibit 99.1

NEWS RELEASE
2/18/2025

Dycom Industries, Inc. Appoints Jill L. Ramshaw as Vice President and Chief Human Resources Officer

Palm Beach Gardens, Florida, February 18, 2025 - Dycom Industries, Inc. (NYSE: DY) today announced the appointment of Jill L. Ramshaw as Vice President and Chief Human Resources Officer. Ms. Ramshaw brings more than 20 years of strategic human resources and cross-functional leadership experience to Dycom, where she will lead the Company’s human resources organization and further its human capital strategy.

“We are excited to welcome Jill to Dycom as our Chief Human Resources Officer,” said Dan Peyovich, Dycom’s President and Chief Executive Officer. “Her proven track record in driving talent strategies and fostering high-performance cultures will be invaluable as we strengthen our workforce to meet growing industry demands. Her leadership will help enhance our talent acquisition, development, and performance management programs while reinforcing a culture of accountability and engagement. We look forward to her contributions in shaping the future of our organization as we pursue our vision to be the people connecting America.”

Ms. Ramshaw joins Dycom from Marathon Oil Corporation, a leading energy company focused on exploration and production, where she served in various human resources leadership roles since 2011 and, most recently, as the Senior Vice President of Human Resources. Before joining Marathon Oil Corporation, Ms. Ramshaw spent over 8 years in human resources roles at Subsea7, a global engineering, construction and services company. Ms. Ramshaw holds a Master’s degree in Psychology from the University of Aberdeen, UK, and a Human Resources Management diploma from Robert Gordon University in Aberdeen, UK.

About Dycom Industries, Inc.
Dycom is a leading provider of specialty contracting services to the telecommunications infrastructure and utility industries throughout the United States. These services include program management, planning, engineering and design; aerial, underground, and wireless construction; maintenance; and fulfillment services for telecommunications providers. Additionally, Dycom provides underground facility locating services for various utilities, including telecommunications providers, as well as other construction and maintenance services for electric and gas utilities.

For more information, contact:
Callie Tomasso, Vice President Investor Relations
Email: investorrelations@dycomind.com
Phone: (561) 627-7171